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                                                                  EXHIBIT 99

KV PHARMACEUTICAL COMPANY

                                             CONTACT:
                                             CATHERINE M. BIFFIGNANI
                                             VICE PRESIDENT, INVESTOR RELATIONS
                                             314-645-6600

                                             [KV LOGO]

FOR IMMEDIATE RELEASE

         KV PHARMACEUTICAL REPORTS RECORD REVENUES FOR FISCAL
2004 SECOND QUARTER AND SIX MONTHS

    SECOND QUARTER REVENUES UP 17%, WITH THER-RX BRANDED REVENUES UP 50%
                      AND ETHEX GENERIC REVENUES UP 10%

       SIX MONTH REVENUES UP 19%, WITH THER-RX BRANDED REVENUES UP 72%
                      AND ETHEX GENERIC REVENUES UP 8%

   SECOND QUARTER OPERATING INCOME UP 33%, EXCLUDING TWO LITIGATION ITEMS

St. Louis, MO., November 3, 2003 -- K-V Pharmaceutical Company (NYSE:
KVa/KVb) today reported results for the second quarter and first half of fiscal 2004 ended September 30, 2003.

Revenues for the second quarter increased 17% to $71.0 million, compared to $60.5 million for the second quarter of fiscal 2003. The Company reported a 50% increase in revenues at its Ther-Rx branded drug unit and a 10% increase at its ETHEX generic drug unit, compared with the prior-year quarter. Gross profit for the second quarter increased to $46.9 million, up $9.9 million, or 27% over the prior year's quarter, due primarily to higher profit of Ther-Rx branded product sales representing 24% of total revenues versus 19% of revenues for the second quarter of fiscal 2003.

Operating income for the second quarter of fiscal 2004 was $20.3 million. This included two litigation items: a $3.5 million net payment received by KV from another pharmaceutical company arising out of a dispute in which KV asserted that the other company interfered with KV's right to a timely introduction of a generic pharmaceutical product in a previous fiscal year, and a reserve of $1.8 million established during the quarter ended September 30, 2003 due to the award of attorneys' fees and related expenses in an ongoing, previously reported litigation. Operating loss for the comparable fiscal 2003 period was $2.5 million, which included a charge of $16.5 million for that litigation matter. Excluding the effect of these non-


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recurring litigation items, operating income for the fiscal 2004 period would have been $18.6 million, up 33% from $14.0 million in the year-ago period. The increase reflected improved operating profitability as the Company's business mix incorporates a growing contribution from Ther-Rx, and was achieved despite higher SG&A expenses to accommodate growth of the Ther-Rx sales force and marketing of the Company's recently acquired hematinic products which have been technology enhanced.

Including the above-mentioned litigation items, net income improved to $12.2 million for the second quarter of fiscal 2004, compared to a net loss of $1.4 million in the prior year's quarter. Diluted earnings per share were $0.24 for the fiscal 2004 quarter. The net after-tax effect of the litigation items was $0.02 per share. For the fiscal 2003 period, the Company reported a net loss of $0.03 per diluted share. The net after-tax impact of the $16.5 million litigation reserve was a loss of $0.21 per diluted share in the second quarter of fiscal 2003.

Revenues for the fiscal 2004 six-month period improved 19% to $130.4 million, compared to $109.7 million for the first six months of fiscal 2003, as the Ther-Rx branded drug unit experienced 72% growth in revenues and the ETHEX non-branded/generic drug unit grew 8%, compared to the prior year period. Gross profit for the six-month period increased to $85.3 million, or $18.1 million, reflecting 27% growth over the prior year's comparable period. Operating income for the six-month period was $34.3 million, compared to $8.1 million in the fiscal 2003 period, which included the $16.5 million litigation reserve. Net income for the six-month period was $20.8 million, up $15.5 million, or 291% from the prior year's six-month period. Diluted earnings per share for the first six-months of fiscal 2004 were $0.41, up 273% compared to $0.11 for the prior year six-month period. Net after-tax impact of litigation items was income of $0.02 per diluted share in fiscal 2004 and a loss of $0.21 per diluted share in fiscal 2003.

Per share comparisons for both the quarter and six-month periods reflect the 3-for-2 stock split of Class A and Class B common shares distributed on September 29, 2003. During the second quarter of fiscal 2004, KV reported
48.5 million weighted average total shares outstanding.

Marc S. Hermelin, Vice Chairman and Chief Executive Officer, commented, "Both our branded and generic drug businesses have had an excellent first half in fiscal 2004. At Ther-Rx, our PreCare(R) family and Gynazole-1(R) turned in another quarter of growth, while overall Ther-Rx revenues included an increased contribution from the recently acquired Niferex(R) and Chromagen(R) hematinic products. ETHEX introduced two new generic products this quarter and also turned in a solid performance. Overall, KV has good operating momentum heading into what has historically been the stronger half of our fiscal year."

SECOND QUARTER HIGHLIGHTS:
--------------------------

o Entered into a long-term licensing agreement with Pan-Malayan to market Gynazole-1(R) (butoconazole 2% cream) to six Asian countries, expanding Gynazole-1(R)'s presence to over 50 markets in Europe, Latin America, the Middle East and now Asia.



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o    Relaunched Niferex(R) and Chromagen(R) utilizing enhanced proprietary technology.

o Declared a 3-for-2 split of the shares of the Company's Class A and Class B common stock. The weighted average shares outstanding was increased by 50% from approximately 32.3 million to 48.5 million common shares.

o Received a payment from a branded pharmaceutical company in the amount of $3.5 million (net of fees) in response to KV's claim that the branded company violated federal antitrust laws and interfered with KV's right to a timely introduction of a generic pharmaceutical product in a previous fiscal year.

o Ranked 49th (ranked 58th in 2002) in Forbes' listing of "America's 200 Best Small Companies" in the October 27 issue of the magazine. KV reported average 5-year revenue and EPS growth of 20% and 23%, respectively, and average 5-year return on equity of 18%.

OPERATING HIGHLIGHTS:
---------------------

THER-RX CORPORATION

Revenues for the Ther-Rx branded marketing division increased 50% for the quarter to $16.9 million, compared to $11.3 million for the second quarter of fiscal 2003 and increased 72% for the six-month period to $31.7 million compared to $18.4 million in the prior year period.

During the second quarter of fiscal 2004, the PreCare(R) family of products grew to $7.1 million in revenues, a 23% increase over the prior year's comparable period. The PreCare(R) family of products continued to register strong total prescription growth for the fiscal second quarter, with prescriptions increasing 16% versus the prior year period.

The PreCare(R) family of products also maintained its number one leading market share position in dispensed branded prenatal vitamin prescriptions growing to 36% of the branded prescription prenatal market at September 30, 2003. Our PreCare(R) Caplet product continues to be the most widely filled prescription product in the U.S. branded prescription prenatal market. With the newly acquired StrongStart(R) franchise, Ther-Rx's portfolio of prenatal vitamins comprised 38% of all new branded prescriptions filled for the quarter.

Ther-Rx's NDA product, Gynazole-1(R) also showed continued strong growth during the second quarter of fiscal 2004 with product revenues increasing 12% to $3.7 million, compared to the second quarter fiscal 2003 revenues of $3.3 million. Total prescriptions for Gynazole-1(R) increased 32% for the second quarter of fiscal 2004 versus the second quarter of the prior year. Gynazole-1(R) captured 22% market share in the vaginal anti-fungal cream market and was the fastest growing product in the branded vaginal anti-fungal prescription yeast infection market for the seventh straight quarter.

More than one of every five prescriptions filled for a prescription vaginal anti-fungal cream is now filled with Gynazole-1(R).



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Near the end of the quarter, KV completed and began reintroducing technology improved versions of the newly acquired hematinic product lines, Niferex(R) and Chromagen(R).

The growth of both the PreCare(R) line and Gynazole-1(R) has led KV to increase its Ther-Rx specialty sales force by 50 sales representatives to reinforce this rapidly growing revenue stream and expanding physician base.

ETHEX CORPORATION

Revenues for the Company's specialty generic/non-branded business increased 10% for the second quarter to $48.8 million, compared to $44.4 million for the second quarter of fiscal 2003. For the first six-months of fiscal 2004, ETHEX revenues were $88.2 million, an 8% improvement over revenues of $81.4 million for the second quarter of the prior fiscal year.

Revenue growth in both periods was led by strong results from the cardiovascular and pain management categories. KV has launched five ANDA products in these categories since January 2002.

Also during the quarter, ETHEX introduced two new cough/cold products PhenaVent(TM)D and PhenaVent(TM) La, both of which serve to further strengthen ETHEX's presence in the respiratory market in time for the upcoming cough/cold season. These products, combined with the four products introduced in the first quarter of the current fiscal year, have ETHEX on track for another strong year of product introductions.

PARTICLE DYNAMICS, INC.

Revenues for the Company's specialty raw materials business were down 2% to $4.3 million during the second quarter of fiscal 2003. For the first six-months of fiscal 2004, Particle Dynamics, Inc., revenues decreased 8% to $8.2 million, compared to $8.9 million for the comparable year period. Particle Dynamics is in the later stages of the development and launch of new products that should enter the marketplace sometime later this fiscal year.

ABOUT KV PHARMACEUTICAL COMPANY

KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, acquires, manufactures and markets controlled release and tastemasked pharmaceutical products using proprietary drug delivery and tastemasking technologies. The company markets its technology-distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. KV has consistently ranked as one of America's best and fastest growing small companies, most recently by Forbes in its October 2003 issue.



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For further information about KV Pharmaceutical Company, please visit the
Company's corporate website at www.kvpharmaceutical.com.

  SAFE HARBOR

         The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions, concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "commitment", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends. All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause the actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates, currency exchange rates, and capital and consumer spending; (2) the difficulty of predicting FDA approvals; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing;
(5) new product development and launch; (6) reliance on key strategic alliances; (7) the availability of raw materials; (8) the regulatory environment; (9) fluctuations in operating results; (10) the difficulty of predicting the pattern of inventory movements by the Company's customers;
(11) the impact of competitive response to the Company's efforts to leverage its brand power with product innovation, promotional programs, and new advertising; (12) the risk that acquisition opportunities will not be consummated; and, (13) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion of uncertainties is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook.

(Financial Table Follow)


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
                                             KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                                                   CONSOLIDATED FINANCIAL RESULTS
                                          (unaudited; in thousands, except per share data)

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                                            CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                           THREE MONTHS ENDED                SIX MONTHS ENDED
                                                                              SEPTEMBER 30,                     SEPTEMBER 30,
                                                                      ---------------------------      ----------------------------
                                                                         2003             2002             2003              2002
=================================================================================================      ============================
Net revenues.................................................          $ 71,019         $ 60,482        $ 130,398        $ 109,709
Cost of sales................................................            24,140           23,481           45,129           42,559
                                                                      ----------       ----------      -----------      -----------
Gross profit.................................................            46,879           37,001           85,269           67,150
                                                                      ----------       ----------      -----------      -----------
Operating expenses:
     Research and development................................             4,028            5,086            9,570            8,555
     Selling and administrative..............................            23,171           17,330           40,893           32,822
     Amortization of intangible assets.......................             1,113              579            2,224            1,162
     Litigation (Note A).....................................            (1,700)          16,500           (1,700)          16,500
                                                                      ----------       ----------      -----------      -----------
         Total operating expenses............................            26,612           39,495           50,987           59,039
                                                                      ----------       ----------      -----------      -----------

Operating income (loss)......................................            20,267           (2,494)          34,282            8,111
                                                                      ----------       ----------      -----------      -----------

Other expense (income):
     Interest expense........................................             1,700               60            2,785               97
     Interest and other income...............................              (411)            (334)            (773)            (387)
                                                                      ----------       ----------      -----------      -----------
         Total other expense (income), net...................             1,289             (274)           2,012             (290)
                                                                      ----------       ----------      -----------      -----------
Income (loss) before income taxes............................            18,978           (2,220)          32,270            8,401
Provision (benefit) for income taxes.........................             6,737             (815)          11,456            3,083
                                                                      ----------       ----------      -----------      -----------

Net income (loss)............................................          $ 12,241         $ (1,405)       $  20,814        $   5,318
                                                                      ==========       ==========      ===========      ===========

Net income (loss) per Common share - basic...................          $   0.25         $  (0.03)       $    0.42        $    0.11
                                                                      ==========       ==========      ===========      ===========
Net income (loss) per Common share - diluted.................          $   0.24         $  (0.03)       $    0.41        $    0.11
                                                                      ==========       ==========      ===========      ===========
Average shares outstanding - basic...........................            48,501           50,726           49,146           48,453
Average shares outstanding - diluted.........................            50,655           50,726           51,223           50,327


Note A - The net after tax effect of the litigation items in fiscal 2004 was a gain of $0.02 per diluted share for the quarter and six-month periods. The net after tax effect impact of the $16.5 million litigation charge in fiscal
2003 was a $0.21 loss per diluted share for the quarter and six-month periods.

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                                    CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                                                                                         2003             2002
==================================================================================================================
Balance Sheet Information (as of September 30)
     Cash and cash equivalents...............................................          $ 235,587        $  96,351
     Receivables, net........................................................             53,682           42,517
     Inventory, net..........................................................             53,479           41,543
     Prepaid and other current assets........................................              4,285            2,934
     Deferred tax asset......................................................             13,510           12,730
                                                                                      -----------      -----------
         Total current assets................................................            360,543          196,075
     Property and equipment, net.............................................             65,602           48,590
     Intangible assets and goodwill..........................................             81,663           41,147
     Other assets............................................................             10,808            4,419
                                                                                      ----------------------------
                                                                                       $ 518,616        $ 290,231
                                                                                      ============================

     Current liabilities.....................................................          $  60,729        $  43,130
     Long-term debt and other long-term liabilities..........................            224,907            9,493
     Shareholders' equity....................................................            232,980          237,608
                                                                                      ----------------------------
                                                                                       $ 518,616        $ 290,231
                                                                                      ============================

     Working capital.........................................................          $ 299,814        $ 152,945
     Working capital ratio...................................................           5.9 to 1         4.5 to 1
     Debt to equity ratio....................................................           .92 to 1         .02 to 1


Cash Flow Information (six months ended September 30)
     Net cash provided by (used in):
         Operating activities................................................          $  16,835        $  23,674
         Investing activities................................................            (22,380)         (12,710)
         Financing activities................................................            144,844           73,278
                                                                                      ----------------------------
     Increase in cash and cash equivalents...................................            139,299           84,242
     Cash and cash equivalents, beginning of year............................             96,288           12,109
                                                                                      ----------------------------
     Cash and cash equivalents, end of period................................          $ 235,587        $  96,351
                                                                                      ============================

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